State of Delaware
Secretary of State Division of Corporations
Delivered 06:05 PM 12/11/2007
FILED 06:05 PM 12/11/2007
SRV 071310325 - 4384522 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
FOREIGN CORPORATION INTO
A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Janex International, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Janex International, Inc., a Colorado corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Janex International, Inc., a Delaware corporation.

FOURTH:  The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 500,000,000 common shares, $0.0001 par value .

SIXTH: The merger is to become effective on December 11, 2007.

SEVENTH: The Agreement of Merger is on file at 384 North Ocean Avenue Unit 302, Long Branch, New Jersey 07740, an office of the surviving corporation.

EIGHTH:  A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 11th day of December, A.D., 2007.

By:	/s/ Mitch Brown
Authorized Officer

Name:	Mitch Brown
Print or Type

Title:	Chairman/CEO